Exhibit 99.1



                  Legend International Holdings, Inc
                 Announces Diamond Exploration Update


    MELBOURNE, Australia--(BUSINESS WIRE)--Sept. 11, 2006--Legend International Holdings, Inc. (OTCBB:LGDI) announces that a drilling programme is under way at the Foelsche and Selby projects in the Northern Territory of Australia.
    At Foelsche, drilling has intersected very weathered and altered clastic breccias with a clay matrix at anomaly F14, which lies in the headwaters of streams containing macro diamonds and a suite of indicators, such as chrome diopside, picro-ilmenite and chromites. Samples of this breccia have been sent for analyses to determine if it is kimberlite. Follow up ground geological and geophysical surveys are planned for F-01, in the southern part of the Foelsche project, where a shear zone composed of sand and clay matrix with clay clasts was reported in a ravine containing a picro-ilmenite. Samples of this sheared rock are also being sent for analysis. This shear system extends over a divide into the next drainage containing macro and micro diamonds along with chromites.
    Within EL 23121, four diamonds were reported in the northern part within streams transecting the main Merlin NNE structure containing the recently tested Perceval breccia at the Merlin Diamond Mine by North Australian Diamonds Limited. Bulk sampling of this breccia has returned a grade of 57 carats per hundred tonnes, and lies 2.5 kilometres north of the Company's northern boundary. In the next two weeks, the Company will conduct a detailed ground investigation of this northern area, as the trend containing many of the known kimberlites to date, extends south well into EL 23121. Drilling of any anomalies would take place in the next quarter.
    In the southern part of EL 23121, 75 macro diamonds and 140 chromites were reported from a 50 tonne bulk stream sample by previous explorers. A number of small side tributaries lie close to this site and will be tested where possible on the ground. However, as the area is very rugged and difficult to access, an airborne EM survey will be flown over the less accessible areas over the next few weeks.
    EL 23121 covers an area of 59 square kilometers. A map of the area is on the Company's website at www.lgdi.net.

    About Legend International Holdings Inc

    Legend International Holdings Inc is a Delaware corporation that is focussing its activities in the diamond mining and exploration industry. There can be no assurance that Legend will be successful in developing any such projects. For further information please visit our website at www.lgdi.net.

    Forward-Looking Statements

    Forward-looking statements in this press release are made pursuant to the "safe harbour" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the risks of exploration and development stage projects, risks associated with environmental and other regulatory matters, mining risks and competition and the volatility of gold prices. Actual results and timetables could vary significantly. Additional information about these and other factors that could affect the Company's business is set forth in the Company's fiscal 2004 Annual Report on Form 10-KSB and other filings with the Securities and Exchange Commission.



    CONTACT: Legend International Holdings Inc
             Joseph Gutnick, +011 613 8532 2866
             Fax: +011 613 8532 2805
             josephg@axisc.com.au